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                ASSET PURCHASE AGREEMENT     EXHIBIT 2.1


     ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of July 28, 2004, by and among Movie Star, Inc., a New York corporation, having its principal offices at 1115 Broadway, 11th Floor, New York, New York 10010 ("BUYER"), on the one hand, and each of Sidney Bernstein & Son Lingerie, Inc., a New York corporation, having its principal office at 135 Madison Avenue, Suite 11, New York, New York 10016 ("SB&S"), Daniel Bernstein, a shareholder of SB&S who resides at 30 Circle Road, Scarsdale, New York 10583 ("DANIEL"), and Irwin Bernstein, a shareholder of SB&S who resides at 780 Bryant Avenue, Roslyn Harbor, New York 11576 ("IRWIN"), on the other hand. SB&S, Daniel and Irwin are referred to collectively herein as the "SELLER PARTIES." The Seller Parties and the Buyer are each referred to herein individually as a "PARTY" and collectively as the "PARTIES."

     WHEREAS, SB&S is engaged in the design, marketing and sale of women's lingerie and related apparel and accessories (the "BUSINESS"); and

     WHEREAS, SB&S desires to sell and assign to the Buyer, and the Buyer desires to purchase from the SB&S, all rights, title and interest in and to certain assets of the Business on the terms and subject to the conditions set forth in this Agreement (the "ASSET SALE").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warrants, covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                           SALE AND TRANSFER OF ASSETS
1.1  General.

     (a) Sale and Purchase. At the Closing (as defined), SB&S shall, pursuant to a General Assignment and Bill of Sale in the form of EXHIBIT A (the "BILL OF SALE") and a Trademark and Copyright Assignment in the form of EXHIBIT B (the "IP ASSIGNMENT"), sell, assign, transfer, convey, and deliver to the Buyer and the Buyer shall purchase and accept from SB&S, all of SB&S' (and any other Seller Party's) rights, title, and interests in, to and under the Acquired Assets (as defined).

     (b) Acquired Assets. The term "ACQUIRED ASSETS" means (i) the Inventory (as defined) of the Business, including that specified (and valued at the actual cost of SB&S) on Schedule 1.1(b)(i) (as same shall be revised mutually by the Parties to reflect a current inventory count immediately prior to Closing), (ii) the open customer orders itemized on Schedule 1.1(b)(ii) hereto (and as updated by the Seller Parties immediately prior to Closing), (iii) the name "Sidney Bernstein & Sons Lingerie" and all derivatives and variances thereof and all other names and trade names used in the Business, including those listed on
Schedule 1.1(b)(iii) hereto, (iv) all designs, copyrights, trademarks and patents of SB&S and all other intellectual property rights held by any of the Seller Parties relating to the Inventory, the Business or any of its product lines, including those listed on Schedule 1.1(b)(iv) and (v) the other tangible personal property set forth on Schedule 1.1(b)(v).
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     (c) Inventory. The term "INVENTORY" means finished products, work-in-progress and raw materials wherever located and whether held by SB&S, any other Seller Party or any third party, including samples, packaging and supplies, used or relating to the Business.

     (d) Excluded Assets. It is understood and agreed that the only assets being acquired hereunder are the Acquired Assets and that the Seller Parties are not selling, transferring, assigning or conveying any Excluded Assets. The term "EXCLUDED ASSETS" means any asset or assets of any Seller Party not set forth in
Section 1.1(b) above or in Schedules 1.1(b)(i), 1.1(b)(ii), 1.1(b)(iii), 1.1(b)(iv) or 1.1(b)(v) hereto, including without limitation (i) any cash or cash equivalents of any Seller Party, (ii) any rights, claims and credits of any Seller Party related to any Excluded Asset or any liability of any Seller Party other than Assumed Liabilities, including any such items arising under insurance policies, guaranties, warranties, indemnities and similar rights in favor of a Seller Party, (iii) all rights of any Seller Party under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement, (iv) all records prepared in connection with the Sale of the Acquired Assets to the Buyer, except that Seller acknowledges that Buyer can retain copies furnished to it, (v) all financial and tax records of a Seller Party, except that Seller acknowledges that Buyer can retain copies furnished to it, and (vi) all accounts receivable of a Seller Party.

     1.2 Assumed Liabilities. It is understood and agreed that, except for (i) open purchase orders of SB&S in the amounts itemized on Schedule 1.2(a) hereto and (ii) the other trade payables of the Business in the amounts itemized on
Schedule 1.2(b) hereto (the liabilities under preceding clauses (i) and (ii) being the "ASSUMED LIABILITIES"), the Buyer is not assuming, and will not be obligated or liable for, any direct or indirect debts, obligations, claims or liabilities of the Business, the Seller Parties, the Acquired Assets or otherwise, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown, including the Seller Parties' obligations in respect of taxes, employee benefit or profit sharing plans, or litigation to which SB&S is a party. The Buyer will be indemnified, pursuant to Article V, from and against any claims in respect of any debts, obligations, claims or liabilities of the Seller Parties, except the Assumed Liabilities.

     1.3 Closing. The closing of the Asset Sale (the "CLOSING") will take place at 11 a.m., Eastern Daylight Time, at the offices of Graubard Miller, 600 Third Avenue, New York, New York 10016, on the third business day after all conditions to Closing have been satisfied or such later date as the parties may agree. The date the Closing takes place shall be referred to herein as the "CLOSING DATE."

     1.4 Purchase Price.

         (a) General. In consideration of the Acquired Assets, the Buyer shall pay to SB&S a purchase price ("PURCHASE PRICE") comprised of (i) $500,000 paid at Closing ("GOODWILL PAYMENT"), plus (ii) an additional amount paid at Closing ("INITIAL INVENTORY PAYMENT" and, together with the Goodwill Payment, the "INITIAL PAYMENTS") equal to 100% of the aggregate value of Inventory as set forth on Schedule 1.1(b)(i) as revised by parties immediately prior to Closing, plus (iii) the Earn Outs (as defined), plus (iv) the Monthly Office Cost (as defined). Amounts payable to SB&S as Purchase Price shall be delivered by wire or by check as indicated in writing by SB&S prior to such payment.

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         (b) Earn Outs. SB&S shall be entitled to be paid the earn outs ("EARN
OUTS") as set forth below:

               (i) Annual Earn Out. SB&S shall be entitled to an earn out payment with respect to each of the fiscal years ending June 30, 2005, 2006 and 2007 (each, an "ANNUAL EARN OUT") in which Gross Profit (as defined) for such year is $3,000,000 or more. The Annual Earn Out payable with respect to each such year shall be equal to (A) $100,000 if Gross Profit during such year is equal to or between $3,000,000 and $3,500,000, (B) $175,000 if Gross Profit during such year is equal to or between $3,500,001 and $3,750,000 ($4,000,000 with respect to the years ending June 30, 2006 and 2007) and (C) $250,000 if Gross Profit during such year is equal to or greater than $3,750,001 ($4,000,001 with respect to the years ending June 30, 2006 and 2007).

               (ii) Cumulative Catch-up. SB&S shall be entitled to a one-time earn out payment with respect to the three-year period commencing July 1, 2004 and ending, June 30, 2007 if aggregate Gross Profit during such three-year period is more than $10,500,000 (the "CUMULATIVE CATCH-UP"). The Cumulative Catch-up shall be equal to one and only one of the amounts ("CUMULATIVE CATCH-UP AMOUNT") indicated below, less any and all amounts paid to Seller Parties under
Section 1.4(b)(i):

         If Gross Profit during Three-
         Year Period is equal to or more than:    Cumulative Catch-up Amount is
         -------------------------------------    -----------------------------

         $10,500,000                                       $500,000

         $11,000,000                                       $600,000

         $11,500,001                                       $675,000

         $11,750,001                                       $675,000

         $12,000,000                                       $750,000

               (iii) Bonus Earn Out. Separate and apart from any payment made in the foregoing Sections 1.4(b)(i) and 1.4(b)(ii), the Seller Parties shall be entitled to receive a one-time payment of $250,000 if Gross Profit is at least $4,500,000 in any of the fiscal years ending June 30, 2005, 2006, 2007 or 2008.


               (iv) Reports. Until such time as SB&S is no longer entitled to receive any Earn Outs, within 90 days of the completion of each fiscal year, the Buyer shall provide SB&S with a detailed written report setting forth the Gross Profits for such fiscal year and the basis of calculation of any Annual Earn Out ("REPORT"), together with payment of the applicable Annual Earn Out, Cumulative Earn Out and/or Bonus Earn Out, if any.

               (v) Gross Profits. The term "Gross Profits" shall mean the gross profits of the Sidney Bernstein Division (as defined) as calculated from actual net sales (gross sales net of discounts, returns, charge backs and allowances and any and all customer deductions) less the cost of such sales based on the items set forth on Schedule 1.4(b)(v).

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               (vi) Sidney Bernstein Division. The term "Sidney Bernstein
Division" shall mean (i) the operating division of the Buyer which shall utilize the Acquired Assets for its commercial operations, (ii) the operations of the Buyer relating to sales generated by Daniel and any other sales personnel operating under his direction, and (iii) the operations of the Buyer relating to sales generated by Irwin and any other sales personnel operating under his direction.

               (vii) Condition to Payment of Earn Outs. In the event Daniel's employment with the Buyer is terminated for any reason other than (i) by Daniel for "Good Reason," as provided in the Daniel Employment Agreement (as defined),
(ii) as a result of "Death" or "Disability, " as provided in the Daniel Employment Agreement, or (iii) by the Company without "Cause," as provided in the Daniel Employment Agreement, the Seller Parties' right to receive any and all Earn Out payments hereunder that have not been paid, or shall not have accrued and thereafter become payable, prior to the date of such termination shall immediately end and shall no longer be of any force or Effect.

     (c) Report Procedures and Right to Audit.

          (i) Each Report and related calculations shall be prepared by Buyer in good faith. A Report shall be deemed to be final, binding and conclusive on the Parties upon the earliest of the date (the "FINAL RESOLUTION DATE") of: (i) Seller Parties' delivery of a written notice to the Buyer of Seller Parties' approval of the Report; (ii) the failure of Seller Parties to notify the Buyer in writing of a dispute regarding the Report within thirty (30) days of the delivery of such Report to Seller Parties; (y) the resolution of all disputes pursuant to Section 1.4(c)(ii) by the Parties hereto; and (z) the resolution of all disputes pursuant to Section 1.4(c)(iii) by the Independent Accounting Firm (as defined).

          (ii) The Seller Parties may dispute a Report (and the amount of any item included in or forming the basis of any such Report) by delivery of a written notice to the Buyer setting forth each specific matter to be disputed and describing the dispute and the underlying facts in reasonable detail ("REPORT DISPUTE NOTICE"). If Seller Parties deliver a Report Dispute Notice to the Buyer, the Seller Parties, on one hand, and the Buyer, on the other hand, together with their respective accountants, shall attempt to reconcile the Parties' differences, and any resolution by them approved in writing by all Parties hereto as to any disputed amounts shall be final, binding and conclusive on the Parties.

          (iii) If the Parties hereto are unable to reach a resolution within fifteen (15) days after the delivery of a Report Dispute Notice, they shall submit their respective determinations and calculations and the items remaining in dispute for resolution to BDO Seidman LLP, unless one or more of the Parties has developed a material relationship with such accounting firm, in which case the Parties shall select within five (5) days another mutually acceptable independent accounting firm which does not have a material relationship with any Party (in any case, the "INDEPENDENT ACCOUNTING FIRM"). The Parties shall cause the Independent Accounting Firm to submit a report to the Parties, based on the submissions of the Parties and any additional examination deemed reasonably necessary by the Independent Accounting Firm, with a determination regarding the disputed items, within twenty (20) days after submission of the matter, and such report shall be final, binding and conclusive on the Parties. The fees, costs and expenses of the Independent Accounting Firm shall be the

                                       4
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responsibility of the Party against whom the Independent Accounting Firm decides if the resolution involves an adjustment of more than 10% to the original amounts in questions. If the adjustment provided by the resolution is less than 10%, the parties shall share equally in all fees, costs and expenses of the Independent Accounting Firm.

     1.5 Set-Off. Subject to the provisions of Article V, any Party hereto shall have the right to set off any amount to which such Party is entitled hereunder for indemnification pursuant to Article V against any payment such Party is required to make hereunder or under any Transaction Document (as defined); provided, however, that the Buyer shall not have the right to set off any such amount against payment due to Daniel and/or Irwin pursuant to the terms of the Daniel Employment Agreement or the Irwin Employment Letter.

     1.6 Purchase Price Allocation. The Purchase Price will be allocated for tax purposes (the "ALLOCATION") in the manner set forth on Schedule 1.6. The Allocation will be used by the Parties in preparing all applicable Tax Returns (as defined below) and shall be binding upon the Parties and upon each of their successors and assigns, and the Parties shall report the transaction herein for tax purposes in accordance with the Allocation and shall not take any position or action inconsistent with the Allocation.

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

         Each of the Seller Parties hereby represents and warrants to the Buyer as follows:

     2.1 Organization. SB&S is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. SB&S has the corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate all of its properties and assets and is duly licensed or qualified to do business in each jurisdiction where the nature of the Business or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of SB&S or materially impair any of the Seller Parties' ability to consummate the transactions contemplated by the Agreement (a "Seller Material Adverse Effect").

     2.2 Authorization of Transaction. Each Seller Party has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it or he is a party (collectively, the "TRANSACTION DOCUMENTS") and to perform its or his obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance by SB&S of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the SB&S, and no other corporate proceedings on the part of SB&S are necessary to approve this Agreement and the Transaction Documents or to authorize and consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly and validly executed and delivered by each of the Seller Parties that is a party thereto and constitute valid and binding obligations of such Seller Parties, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by general principles of equity and

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bankruptcy, insolvency, reorganization and moratorium and other laws relating to creditors' rights, and is in full force and effect.

     2.3 Acquired Assets.

          (a) Ownership. SB&S is the lawful owner of or has the right and title to use and transfer to the Buyer all of the Acquired Assets, free of all liens, mortgages, pledges, charges, security interests, easements, encroachments, defects, restrictions, prior assignments, encumbrances, options, legal or equitable claims of others and other claims of any kind (each, a "LIEN"), except for the Liens held by Chase Bank, N.A. ("Chase Liens"), which shall be extinguished ("Chase Release") at Closing upon the Buyer's assumption of the open purchase orders on Schedule 1.2(a) and the delivery to Chase Bank, N.A. of a guarantee by Buyer's lender, HSBC Bank USA, N.A. ("HSBC"), of SB&S' existing related letters of credit ("Chase LOCs"). The delivery to the Buyer of the Bill of Sale and IP Assignment will vest good title to the Acquired Assets in the Buyer, free and clear of all Liens. Other than the open customer orders itemized on Schedule 1.1(b)(ii), no Seller Party has previously entered into any Contract (as defined) of any nature obligating any Seller Party (or affiliate thereof) to directly or indirectly transfer any of the Acquired Assets or rights or interests therein to any Person (as defined) other than the Buyer. "PERSON" shall mean any individual, partnership, joint venture, association, limited liability company, corporation, trust, unincorporated organization, governmental authority, or other entity. "CONTRACT" shall mean any contract, agreement and other instrument or understanding of any kind, including without limitation, loan agreements, letters of credit, guarantees, notes, leases, employee plans, and all amendments, supplements, modifications, extensions, or renewals in respect of the foregoing.

          (b) Inventory. All of the Inventory is (i) correctly valued on the SB&S Balance Sheet (as defined); (ii) accurately and clearly identified in all material respects on Schedule 1.1(b)(i) by location, style number, unit quantity and unit cost; (iii) of good and merchantable quality, fit for the purpose intended, and salable and useable in the ordinary course (subject, in the case of raw materials and work-in-progress, to the completion of the production process); (iv) free of material defects and damage; and (iv) not obsolete. It is understood and agreed that certain of the Inventory consists of items marked as "irregulars" and (so long as such item has been marked down to lesser cost on Schedule 1.1(b)(i)) the fact that an item is marked as such does not mean that such item (A) is not of good and merchantable quality, fit for the purpose intended, and salable and useable in the ordinary course, or (B) contains a material defect.

          (c) Customer Orders. The only open customer orders of SB&S are those that are listed on Schedule 1.1(b)(ii). All of such orders were entered into in the ordinary course of business and the terms of each order are as set forth on
Schedule 1.1(b)(ii).

          (d) No other names used in the Business. The only names, trade names, service names, trademarks or service marks (collectively, "NAMES") utilized by SB&S in the Business or otherwise are set forth on Schedule 1.1(b)(iii). SB&S is not the owner, nor does it have the licensed right to use, any other Names, except those set forth on such Schedule. The use by SB&S of the Names does not violate the right of any other party.

                                       6
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          (e) Other tangible personal property. All of the tangible personal property listed on Schedule 1.1(b)(v) is (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which it is presently being used; (iii) reasonably adequate to meet all present requirements of the Business; and (iv) free of material defects (latent and patent).

     2.4 Ownership of SB&S; No Conflict; Required Filings and Consents.

          (a) Daniel and Irwin are the only shareholders of SB&S and own all of the capital stock of SB&S free and clear of any Liens. No other party has any right to acquire capital stock of SB&S.

          (b) The execution and delivery of the Transaction Documents by each Seller Party that is a party thereto and the performance by such Seller Party of its or his obligations hereunder and thereunder will not (i) violate or conflict with the certificate of incorporation or bylaws of SB&S or any resolution adopted by the board of directors of SB&S; (ii) conflict with or violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation applicable to SB&S or by which any of its properties or assets are bound or affected; or (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of SB&S pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SB&S is a party or by which any of the properties or assets of SB&S is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Seller Material Adverse Effect.

          (c) Except as set forth on Schedule 2.4(c), no consents, approvals, permits, or authorizations of or notices, reports, filings or registrations with any third party (including any Governmental Authority) are necessary in connection with the execution and delivery by any of the Seller Parties of the Transaction Documents or the consummation by the Seller Parties of the transactions contemplated hereby and thereby. "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     2.5 Financial Statements. Attached hereto as Schedule 2.5 is a statement of operations of SB&S for the period from January 1, 2004 through March 31, 2004 ("SB&S STATEMENT OF OPERATIONS"), a balance sheet as of March 31, 2004 ("SB&S BALANCE SHEET") (setting forth current and long-term liabilities of SB&S) and a list ("SB&S PARTICULARS") setting forth the following as of March 31, 2004 (i) all accounts payable (names and amounts), (ii) open letters of credit, (iii) all accounts receivable (names and amounts, if any), and (iv) all customers (names and addresses). The SB&S Statement of Operations, SB&S Balance Sheet and the SB&S Particulars are collectively referred to herein as the "FINANCIAL INFORMATION." The SB&S Statement of Operations and the SB&S Balance Sheet are presented in accordance with generally

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accepted accounting principles. Buyer acknowledges that it has had full and fair opportunity to review all of said information and has been provided with all other information it has requested.

     2.6 Absence of Change or Event. Except as set forth on Schedule 2.6, since the date of the SB&S Balance Sheet, the Business has been conducted only in the ordinary course consistent with prior practice and neither SB&S nor any other Seller Party has:

          (a)  permitted any Lien to be placed on any of the Acquired Assets;

          (b) licensed or leased to others any of the Acquired Assets, except in the ordinary course of business and consistent with prior practice;

          (c)  amended or terminated any Contract; or

          (d)  made any commitment with respect to any of the foregoing.

     2.7  Contracts.

          (a) All Contracts to which any Seller Party is a party and that relate to the Acquired Assets ("MATERIAL CONTRACTS") are listed in Schedule 2.7. True and complete copies of each Material Contract have been heretofore provided to the Buyer. Each Material Contract is in full force and effect as of the date hereof. None of the Seller Parties are, and to the knowledge of each of the Seller Parties, no other party thereto is, in breach of, or default under, any Material Contract. No party to a Material Contract has given notice to the other of termination of such Material Contract or asserted or threatened to assert any claims with respect to any such Material Contract.

          (b) Compliance with Laws and Rules. SB&S has conducted and continues to operate the Business in accordance with all applicable rules, regulations and laws of applicable governmental authorities ("LAWS AND RULES") except where a failure to so act would not reasonably be expected to result in a Seller Material Adverse Effect. SB&S is not in violation of any Laws and Rules where such failure could reasonably be expected to result a Seller Material Adverse Effect.

     2.8 Tax Matters.

          (a) SB&S has filed, or will prepare and timely file, all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each a "TAX RETURN") that it was required to file for all periods prior to and including the date hereof, and such Tax Returns were correct and complete in all material respects. SB&S has paid or adequately reserved for all Taxes owed by it (whether or not shown on any Tax Return). SB&S has withheld or collected all Taxes which it was required to withhold or collect and has paid all such monies over to the appropriate Governmental Authority or has properly recorded such unpaid amounts as a liability on its books. The reserves for Taxes reflected in the SB&S Balance Sheet are adequate to cover all Tax liabilities accrued as of the date hereof. For purposes of this Agreement "TAXES" shall mean any state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

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environmental (including taxes under Section 59A of the Internal Revenue Code of
1986, as amended (the "CODE"), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing.

          (b) No Tax liens or other encumbrances have attached or, to the knowledge of the Seller Parties, are in the process of attaching to any of the Acquired Assets because of a deficiency or delinquency in payment of Taxes by SB&S and Seller Parties know of no facts or circumstances which would reasonably be expected to give rise to same.

     2.9 Real Property. Schedule 2.9 sets forth all Material Contracts that are leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property, including, without limitation, any storage units or facilities (collectively "LEASED REAL PROPERTY"), and a true and complete list of all leases for any and all parcels of Leased Real Property, together with the remaining term of each such lease, the monthly rent due under each such lease, and a description of the Leased Real Property that is the subject of such lease. With respect to each parcel of Leased Real Property:

          (a) SB&S is in peaceful and undisturbed possession of the space and/or estate comprising each parcel of Leased Real Property and there are no defaults by SB&S or, to the knowledge of the Seller Parties, any other party under any lease. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition;

          (b) each lease relating to the Leased Real Property is valid and binding in all material respects upon SB&S (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity) and is in full force and effect, and all rent and other sums and charges payable by the Seller Parties, as tenant thereunder, are current;

          (c) SB&S has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all encumbrances;

          (d) SB&S has delivered to the Buyer a true and complete copy of each lease relating to the Leased Real Property; and

          (e) SB&S has good and valid rights of ingress and egress to and from all of the Leased Real Property from and to the public street systems for all usual street, road and utility purposes.

     2.10 Intellectual Property. Schedule 2.10 sets forth a list and brief description of all Acquired Assets that are issued patents and/or registered trademarks, service marks, copyrights, designs and/or all applications for such that are in the process of being prepared or registered in the name of SB&S (or any other Seller Party), or of which SB&S is a licensor or licensee (collectively, "INTELLECTUAL PROPERTY"). SB&S owns all rights, title and interest in and to the

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Acquired Assets, including, without limitation, the Intellectual Property. The operations of SB&S and/or the Acquired Assets do not infringe upon or conflict with the intellectual property rights of any other Person. No claim is pending or threatened to the effect that the Acquired Assets or any portion thereof infringe upon the rights of any Person, and there is no known basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of the Seller Parties, threatened to the effect that any of the Intellectual Property is invalid or unenforceable by the Seller Parties. None of the current or former stockholders, employees, officers, contractors or directors of SB&S has (directly or indirectly) any right, title or interest in any of the rights described in Schedule 2.10.

     2.11 Litigation. There are no claims, suits, proceedings, investigations or other actions ("Actions") by any person or governmental authority relating to the Seller Parties, the Acquired Assets or the Business or, to the Seller Parties' knowledge, threatened to be brought by or before any person or governmental authority relating to the Seller Parties, the Acquired Assets or the Business, except that which would not have, either singly or in the aggregate, a Seller Material Adverse Effect.

     2.12 Labor and Employment Matters. SB&S has complied in all material respects with all applicable laws, rules and regulations relating to employment and termination of employment of all employees of SB&S (the "SB&S EMPLOYEES"), including without limitation those related to wages, hours, ERISA, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental entities and has withheld and paid to the appropriate governmental entities or is holding for payment not yet due to such governmental entities, all amounts required to be withheld from the SB&S Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     2.13 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Seller Parties.

     2.14 Disclosure. No representation of warranty by the Seller Parties in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in such representation or warranty not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller Parties as follows:

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     3.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement and the other Transaction Documents or to authorize and consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other laws relating to creditors' rights, and is in full force and effect.

     3.3 No Conflicts. The execution and delivery of the Transaction Documents by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder will not (i) violate or conflict with the certificate of incorporation or bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer; (ii) conflict with or violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation applicable to the Buyer or by which any of the Buyer's properties are assets are bound or affected; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer is a party or by which any of the properties or assets of the Buyer is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the Buyer or materially impair the Buyer's ability to consummate the transactions contemplated by the Agreement.

     3.4 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Buyer.

     3.5 Availability of Funds. The Buyer has sufficient cash available to enable it to pay the Purchase Price.

     3.6 No Knowledge of Misrepresentation or Omission. The Buyer does not have any actual knowledge that the representations and warranties of the Seller Parties made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in any material respect. The Buyer does not have any actual knowledge of any material errors in, or material omissions from, any Schedule to this Agreement.

                                   ARTICLE IV
                                    COVENANTS

     4.1 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     4.2 Monthly Office Cost. Beginning on the Closing Date, the Buyer shall pay directly to SB&S an amount each month equal to (i) the monthly lease payment under the terms of the lease, dated October 10, 2001, between SB&S and Tranel, Inc., and (ii) utility costs (to the extent same are not provided as part of the rental costs) and telephone for the premises at 135 Madison Avenue, Suite 11, New York, New York 10016 through September 30, 2004 ("MONTHLY OFFICE COST"). Notwithstanding anything to the contrary, the Monthly Office Cost to be paid by the Buyer for the month of the Closing shall be pro rated from the Closing Date through the end of such month.

     4.3 Employment Arrangements.

         (a) Daniel Employment Agreement. On the Closing Date, the Buyer and Daniel shall enter into the employment agreement in the form attached hereto as EXHIBIT C ("DANIEL EMPLOYMENT AGREEMENT").

         (b) Irwin Employment. On the Closing Date, the Company shall employ Irwin, and Irwin shall accept such employment, at an annual salary of $100,000, as contemplated by the letter agreement attached hereto as EXHIBIT D ("IRWIN EMPLOYMENT LETTER").


     4.4 Name Change. On the date of Closing, the Seller Partiers shall take all actions required to change the corporate name of SB&S to a new name not related to the Names or any derivative thereof.

     4.5 Non-use of Name. After the Closing, none of the Seller Parties or their affiliates shall establish or otherwise be associated with, as an owner, partner, stockholder, employee or otherwise, any business that utilizes any of the Names or any variant or derivative thereof.

     4.6 Use of Bernette Warehouse. Commencing on the Closing Date, the Seller Parties shall cause Buyer to have: (i) full access to the warehouse located at in New Holland, Pennsylvania ("BERNETTE WAREHOUSE"), (ii) the right to store any and all Inventory in the Bernette Warehouse and to move Inventory to and therefrom, (iii) security and other measures to safeguard and maintain the Inventory and (iv) personnel to operate the Bernette Warehouse equal to that used by SB&S during the ordinary course of the Business prior to the date hereof. The foregoing shall be provided through December 31, 2004 and in consideration thereof, the Buyer shall promptly reimburse the Seller Parties for their expenses in connection therewith based on the Seller Parties' actual costs (excluding any payments to the Seller Parties).

     4.7 Non-Competition.

          (i) After the Closing, Irwin shall not be employed by, consult to, operate or own (other than through his employment with the Buyer) any business engaged in the design, marketing, production and/or sale of women's' lingerie or related apparel and accessories. After the Closing through the "Term" (as defined therein) of the Daniel Employment Agreement and for one year thereafter ("DANIEL NON-COMPETE PERIOD"), Daniel shall not be employed by, consult to, operate or own (other than through his employment with the Buyer) any business engaged, as a primary line of business (i.e., representing more than 9.99% of its revenue) in the design, marketing, production and/or sale of women's' lingerie or related apparel and accessories ("COMPETITIVE BUSINESS"). Notwithstanding the foregoing, Daniel shall have the right to terminate the Daniel Non-Compete Period and to be employed by, consult to, operate or own a Competitive Business if his employment with the Buyer is terminated by him for "Good Reason" or by the Company without "Cause" as those terms are defined in the Daniel Employment Agreement. Notwithstanding the foregoing, nothing in this Section 4.7(i) shall preclude either Irwin and/or Daniel from investing his personal assets in any manner he chooses, provided, however, that Irwin or Daniel (as the case may be) may not, during the applicable period referred to in this Section 4.7(i), own more than 4.99% of the equity securities of any Competitive Business. Notwithstanding anything in this
Section 4.7(i) to the contrary, nothing in this Agreement shall prevent Daniel (but not Irwin) from working for, or providing services to, a business segment or department of a Competitive Business, or a subsidiary, division or other entity that controls or is controlled by a Competitive Business, if, the business segment or department of a Competitive Business for which such person provides services, or the subsidiary, division or other entity by which such person is employed, does not itself directly compete with the Buyer. By way of illustration, Daniel shall be free to be employed by, or provide services to, an entity which is in the business of production, design, sale or marketing of apparel generally, including women's lingerie and related apparel, so long as such person is not employed by, and does not provide direct or indirect services to, that portion of the entity which relates to women's lingerie and related apparel and accessories.

          (ii) The Seller Parties acknowledge and agree that a portion of the Purchase Price is attributable to the goodwill of SB&S and to the non-competition provisions of this Agreement and expressly waives any right to assert inadequacy of consideration as a defense to enforcement of this Section should such enforcement become necessary. The Seller Parties further acknowledge that a remedy at law for any breach or attempted breach of this Section will be inadequate, agree that any breach of this Section will result in irreparable harm to Buyer and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section. If any provision of this Section shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section but shall be confined in its operation to the provision of this Section directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     4.8 Non-Solicitation. Irwin shall not, and, during the Daniel Non-Compete Period, Daniel shall not, directly or indirectly, on his own behalf or on behalf of others, hire or attempt to hire, or cause any other Person to hire or attempt to hire, any employee of the Buyer or directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment or engagement with the Buyer.

     4.9 Ordinary Course Operations. Until the Closing Date, SB&S agrees to operate and each of Irwin and Daniel shall cause SB&S to operate in the ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes in the ordinary course in substantially the same manner as previously paid, to pay or perform its other obligations when due in the ordinary course in substantially the same manner as previously paid or performed, and use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers, managers, and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, without the written consent of Buyer, SB&S shall not:

          (a) adopt any amendment to its certificate of incorporation or its by-laws;

          (b) issue, pledge, or sell, or authorize the issuance, pledge or sale of any securities;

          (c) increase the compensation or fringe benefits payable or to become payable to its directors, officers, or employees;

          (d) sell, pledge, lease, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant, or encumbrance of any of the Acquired Assets, except in the ordinary course of business, consistent with past practice;

          (e) acquire any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof);

          (f) incur, assume, or pre-pay any long term debt or incur or assume any short-term debt, except consistent with Seller Parties past practice under existing credit arrangements;

          (g) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with Seller Parties' past practice;

          (h) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of the business consistent with Seller Parties' past practice;

          (i) modify, amend, or terminate any of the Assumed Contracts; and

          (j) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose, or announce an intention to do any of the foregoing.

     4.10 Payment of Sales Tax By Seller Parties. The Seller Parties agree to pay all sales taxes due, if any, with respect to its sale, conveyance, transfer, assignment and delivery of the Acquired Assets when and as such taxes become due.

     4.11 Nondisclosure of Certain Confidential Information.

          (a) From and after the date hereof, the Seller Parties shall, and shall cause each of their respective affiliates, employees and representatives to (i) maintain in strict confidence and not disclose to any other person, under any circumstance, any and all information and materials (including, without limitation, any nonpublic information within the knowledge of the Seller Parties or any of their respective affiliates, employees or representatives, whether obtained in written, oral or any other manner) concerning the Buyer and/or the Business (the "BUYER CONFIDENTIAL INFORMATION") and (ii) refrain from using any and all Buyer Confidential Information for any of their own benefit or to compete with or otherwise to the detriment of the Buyer or any of the Buyer's affiliates, employees or representatives.

          (b) In the event that the Seller Parties or any of their respective affiliates or representatives are required by law to disclose any of the Buyer Confidential Information, the Seller Parties shall promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such a motion is denied, then Seller Parties may disclose only such portion of the Buyer Confidential Information that in the written opinion of the disclosing party's outside legal counsel is required by law to be disclosed. The Seller Parties will not, and will not permit any of its affiliates or representatives to, oppose any motion for confidentiality brought by the Buyer. The Seller Parties will continue to be bound by its obligations pursuant to this Section
4.11 for any Confidential Information that is not required to be disclosed by law pursuant to this Section, or that has been afforded protective treatment pursuant to any motion of the Buyer.

          (c) The Seller Parties agree that money damages would not be a sufficient remedy for any breach of this Section 4.11 and that the Buyer shall be entitled to specific performance for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach by Seller Parties of this
Section 4.11, but shall be in addition to all other remedies available at law or in equity to the Buyer.

     4.12 Nondisclosure of Seller Parties' Confidential Information.

          (a) From and after the date hereof, the Buyer shall, and shall cause each of its affiliates, employees and representatives to (i) maintain in strict confidence and not disclose to any other person, under any circumstance, any and all information and materials (including, without limitation, any nonpublic information within the knowledge of the Buyer or any of Buyer's affiliates, employees or representatives, whether obtained in written, oral or any other manner) concerning the Business and/or the Seller Parties (the "SELLER CONFIDENTIAL INFORMATION") and (ii) refrain from using any and all Seller Confidential Information for its own benefit or to compete with or otherwise to the detriment of the Seller Parties or any of the Seller Parties' respective affiliates, employees or representatives. Notwithstanding the foregoing, this
Section 4.12(a) shall not apply to any information relating directly to the Acquired Assets or the Assumed Liabilities.

          (b) In the event that the Buyer or any of its affiliates or representatives are required by law to disclose any of the Seller Confidential Information, the Buyer shall promptly notify the Seller Parties in writing so that the Seller Parties may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such a motion is denied, then Buyer may disclose only such portion of the Seller Confidential Information that in the written opinion of the disclosing party's outside legal counsel is required by law to be disclosed. The Buyer will not, and will not permit any of its affiliates or representatives to, oppose any motion for confidentiality brought by the Seller Parties. The Buyer will continue to be bound by its obligations pursuant to this Section 4.12 for any Seller Confidential Information that is not required to be disclosed by law pursuant to this Section, or that has been afforded protective treatment pursuant to any motion of the Seller Parties.

          (c) The Buyer agrees that money damages would not be a sufficient remedy for any breach of this Section 4.12 and that the Seller Parties shall be entitled to specific performance for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach by Buyer of this Section 4.12, but shall be in addition to all other remedies available at law or in equity to the Seller Parties.

     4.13 Actions with Respect to Certain SB&S Employees.

          (a) On the Closing Date, the Buyer shall offer employment to the employees of the Business listed on Schedule 4.13(a) ("SUBJECT EMPLOYEES"). Each such offer of employment shall be for a position substantially similar to the position held by each such employee on the date of this Agreement. The Buyer agrees not to terminate the employment of any such Subject Employee for a period one year from the Closing unless the Buyer, in good faith, determines that cause exists for such termination. The Buyer shall also have the right, commencing on the Closing Date, to offer employment to any other employee of the Business on terms determined by the Buyer.

          (b) Employees of SB&S who are being offered employment by the Buyer (including, but not limited to, the Subject Employees) shall be referred to herein as "TRANSFERRING EMPLOYEES." SB&S and the other Seller Parties shall (i) assist the Buyer in extending offers of employment to the Transferring Employees, (ii) encourage the Transferring Employees to accept such employment and (iii) reasonably assist in the transitioning of the Transferring Employees.

          (c) Transferring Employees will be eligible to participate in the Buyer's plans and programs as of the date they accept the Buyer's employment offer; provided, however, that if the Buyer's medical plan does not allow for such Transferring Employees (and their dependents) to immediately be covered, the Buyer shall pay any "COBRA" costs of the Transferring Employees (and their dependents), less any amounts that would otherwise be payable by such Transferring Employees into the Buyer's plan had they been immediately eligible for coverage under the Buyer's plan.

          (d) In order to secure an orderly and effective transition of employee benefits for the Transferring Employees and their respective beneficiaries and dependents, the Parties shall cooperate after the date hereof to exchange information related to the Transferring Employees, including employment records, benefits information and financial statements, all to the extent reasonably requested by the Buyer and in compliance with any applicable Laws and Rules.

          (e) At its sole cost and expense, SB&S shall take all actions necessary to comply with all appropriate Laws and Rules in connection with its termination of the Transferring Employees. SB&S shall be solely responsible for the payment of any amounts required to be paid under any Laws and Rules, and with respect to any accrued vacation and any other accrued compensation or benefits, as a result of the termination or layoff of any Transferring Employee or any other employee of SB&S who is not a Transferring Employee but is terminated or laid off in connection with the Asset Purchase.

          (f) This Section 4.13 is not intended to and does not create any rights or obligations to or for the benefit of anyone other than the Parties. Nothing herein shall be construed to entitle any Transferring Employee to continue his or her employment with the Buyer for any period of time, nor to interfere with the rights of the Parties to discharge or discipline any Transferring Employee, to change the terms of any Transferring Employee's employment, or to amend or terminate any employee benefit plans at any time.

     4.14 Accounts Receivable. The Parties hereby agree that all accounts receivable of the Business generated prior to the Closing Date shall be collected by the Buyer as and when received and shall be remitted to SB&S as soon as practicable (but in any event within five business days) after receipt of same. Buyer's duties under this Section 4.14 shall be purely ministerial and Buyer shall not be responsible to Seller under this Section 4.14 other than as a result of its willful misconduct or gross negligence and Buyer shall have no duty to pursue collection (by initiation of legal proceedings or otherwise) of these accounts receivable. It is the intention of the Buyer that the Transferring Employee, Edward Miro, oversee this process and the Buyer agrees to provide Mr. Miro with reasonable time and opportunity to do so.

     4.15 Provision of Needed Information for 8-K Filings. In the event Buyer is required to file a Current Report on Form 8-K ("8-K") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that includes any financial statements of SB&S or pro forma financial statements incorporating the financial statements or financial information of SB&S, SB&S shall make its related financial statements or related financial information available to Buyer on a timely basis and shall otherwise cooperate with Buyer in the timely filing of the 8-K. Buyer understands and agrees that (i) SB& S is not, and has never been, subject to the reporting requirements of the Exchange Act,(ii) the financial statements and related financial information of SB&S have not been prepared in a manner intended to comply with the provisions of the Exchange Act, and (iii) the financial statements and related financial information of SB&S have not been audited. All costs and expenses related to the provisions of this
Section 4.15 shall be the sole responsibility of the Buyer.

     4.16 Further Assurances. Upon the reasonable request of a Party or Parties hereto at any time after the date hereof, the other Party or Parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of the Buyer and its successors and assigns to the Acquired Assets or otherwise to effectuate the purposes of this Agreement. Each party agrees to use all reasonable efforts and to exercise good faith in fulfilling its obligations under this Agreement. Buyer agrees to provide the Seller Parties with reasonable access to the Transferred Employees through March 31, 2005, as needed in connection with matters related to SB&S after the date hereof

                                   ARTICLE V
                          SURVIVAL AND INDEMNIFICATION

     5.1 Survival. Each covenant contained in this Agreement shall survive the date hereof indefinitely, unless terminated sooner in accordance with its terms. Each representation and warranty contained in this Agreement shall survive the Closing for a period of 18 months, except those representations and warranties contained in (i) Section 2.12 (Labor and Employment Matters) and Section 2.13 (Brokers) and 3.4 (Brokers), which will survive until the expiration (including extensions) of the applicable statute of limitations; and (ii) Section 2.8 (Tax Matters) which will survive for six months after the applicable statute of limitations. No party will be liable to another under any warranty or representation contained herein after the applicable expiration of such warranty or representation; provided, however, if a claim or notice is given under this
Article V with respect to any representation or warranty in reasonable detail prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

     5.2 Indemnification by the Seller Parties. The Seller Parties and their respective successors and assigns shall, jointly and severally, indemnify, defend, reimburse and hold harmless the Buyer and its successors and assigns, and the officers, directors, employees and agents of each of them (each, a "BUYER INDEMNITEE" and collectively, the "BUYER INDEMNITEES"), from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect (including, without limitation, settlement costs, legal and accounting fees and expenses and any other expenses for investigating or defending any actions or threatened actions) ("LOSSES") incurred by any such Buyer Indemnitee, arising out of or in connection with any of the following:

          (a) the ownership or operation of the Business and/or Acquired Assets on or prior to the Closing;

          (b) any material misstatement or omission with respect to any representation or warranty made by the Seller Parties in this Agreement or any other Transaction Document;

          (c) any material breach of any covenant, representation, warranty, agreement or obligation of the Seller Parties contained in this Agreement or Exhibit A or Exhibit B hereto.;

          (d) any product liability claims against the Buyer relating to the ownership, sale and/or operation of the Acquired Assets by the Seller Parties on or prior to the Closing;

          (e) all taxes due or payable by the Seller Parties with respect to the Business or SB&S for periods (or portions thereof) ending prior or subsequent to the date hereof, except to the extent assumed by the Buyer;

          (f) any claims against, or liabilities or obligations of, the Seller Parties not specifically assumed by the Buyer pursuant to this Agreement.

     5.3 Indemnification by the Buyer. The Buyer shall indemnify, defend, reimburse and hold harmless each Seller Party and their affiliates ("SELLER INDEMNITEES") from and against any and all Losses incurred by such Seller Indemnitees, arising out of or in connection with any breach of the Buyer's representation, warranty or covenant contained in this Agreement or Exhibit A or Exhibit B hereto.

     5.4 Indemnification Procedure.

          (a) Notice. Whenever any claim shall arise for which a Party is entitled to indemnification hereunder (a "CLAIM"), such Indemnitee shall promptly give written notice to the relevant Indemnitor with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except (i) to the extent the Indemnitor shall have been actually prejudiced as a result of such failure and (ii) the Indemnitor shall not be liable for any Losses incurred during the period in which the Indemnitee failed to give such notice).. For purposes of this Section 5.4, the Seller Parties and their respective successors and assigns, on the one hand, and the Buyer and its successors and assigns, on the other hand, are each individually referred to as an "INDEMNITOR" and collectively as the "INDEMNITORS".

          (b) Third-Party Claims.

               (i) Upon receipt of written notice from an Indemnitee of a Claim, the Indemnitor shall promptly pay the amount of the Claim, unless the Indemnitor shall dispute the Claim or the amount thereof, and the Indemnitor may provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. If the Indemnitor assumes such defense, the Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. The Indemnitor shall have the right to elect to settle any Claim for monetary damages without the Indemnitee's consent, only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent. If the subject of any Claim results in a final judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

               (ii) If the Indemnitor fails to promptly assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b)(i), or fails diligently to prosecute such defense, the Indemnitee may defend against the subject of the Claim, and the Indemnitor shall be responsible for the reasonable expenses incurred by the Indemnitee in connection with such defense, including employment of counsel by the Indemnitee. If the

Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

     5.5 Payment. All payments owing under this Article V will be made promptly as indemnifiable Losses are incurred.

     5.6 Limitations. The Seller Parties indemnification obligation contained in this Article V shall not apply to any claim for Losses until the aggregate of all such claims total $25,000, in which event the Seller Parties' indemnity obligation shall apply from the first dollar of such Losses, subject to a maximum for all Losses in the aggregate equal to the Purchase Price paid by the Buyer hereunder. All such Claims made during the relevant survival period shall be counted in determining whether the thresholds specified above have been achieved

     5.7 Exclusive Remedy. The provisions of this Article V shall constitute the sole and exclusive remedy of any Indemnitee for Losses arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty or covenant made by a Party in this Agreement (other than with respect to Sections 4.7 and 4.8, which shall not be subject to the provisions or limitations of this Section 5.7).

                                   ARTICLE VI
                  CONDITIONS TO THE CLOSING; CLOSING DELIVERIES

     6.1 Closing Deliveries of the Seller Parties. As a condition to the obligation of the Buyer to consummate the transactions contemplated hereby, the Buyer shall have received on or prior to the Closing Date, all of the following, each duly executed by the parties thereto (other than the Buyer) and dated as of the Closing Date, in form and substance satisfactory to the Buyer:

          (a) Copies, certified by the Secretary or an Assistant Secretary of SB&S of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the SB&S is a party and the consummation of the transactions contemplated hereby and thereby;

          (b) The Bill of Sale, in the form attached hereto as Exhibit A;

          (c) The IP Assignment, in the form attached hereto as Exhibit B;

          (d) The Daniel Employment Agreement, in the form attached hereto as Exhibit C;

          (e) The Irwin Employment Letter, in the form attached hereto as Exhibit D;

          (f) The required consents as set forth on Schedule 2.4(c);

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

          (g) All documents necessary to effect the Chase Release;

          (h) A check in the amount of $317.16 payable to "New York State Sales Tax" in payment of sales tax relating to transfer to the Buyer of personal property comprising a portion of Acquired Assets; and

          (i) Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets, or any part thereof, as the Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquired Assets to be transferred pursuant to this Agreement.

     6.2 Closing Deliveries of the Buyer. As a condition to the obligation of the Seller Parties to consummate the transactions contemplated hereby, the Seller Parties shall have received, on or prior to the Closing Date, all of the following, each duly executed by the Parties thereto (other than the Seller Parties) and dated as of the date hereof, in form and substance satisfactory to the Seller Parties:

          (a) Copies, certified by the Secretary or an Assistant Secretary of the Buyer, of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

          (b) The IP Assignment, in the form attached hereto as Exhibit B;

          (c) The Daniel Employment Agreement, in the form attached hereto as Exhibit C;

          (d) The Irwin Employment Letter, in the form attached hereto as Exhibit D;

          (e) All documents necessary to create a guarantee by HSBC of the Chase LOCs; and

          (f) The Initial Payments.

                                   ARTICLE VII
                                   TERMINATION

     7.1 Rights to Terminate Agreement. The Parties may terminate this Agreement prior to the Closing upon written notice to the other Party or Parties, as provided below:

          (a) The Parties may terminate this Agreement by mutual written consent;

          (b) By any Party if the Closing has not occurred on or prior to August 31, 2004 through no fault of the terminating Party; and

          (c) Any Party (if the terminating Party is not then in material breach of its obligations hereunder) may terminate this Agreement if (i) a material default or breach shall be made by the other Party or Parties with respect to the due and timely performance of any of its or

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his covenants and agreements contained herein and such default cannot be cured within ten (10) business days, or (ii) a condition to Closing that is within the other Party's or Parties' control is not satisfied as and when required.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to this Article, all obligations of the Parties hereunder shall terminate without any further liability of any Party to any other Party, except as provided in this Article.

     7.3 Remedies For Breach. Any Party found to have breached the terms of this Agreement shall be responsible for all reasonable attorneys fees, costs and disbursements incurred or expended by the non-breaching Party.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery, (ii) three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile and followed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 8.1:

                  If to the Buyer:
                           Movie Star, Inc.
                           1115 Broadway
                           11th Floor
                           New York, New York  10010
                           Attention:  Thomas Rende
                           Telephone:  (212) 798-4740
                           Fax:  (212) 798-4741

                  With a copy to:
                           Graubard Miller
                           600 Third Avenue
                           31st Floor
                           New York, New York  10016
                           Attention:  Peter M. Ziemba
                           Telephone:  (212) 818-8667
                           Fax:  (212)818-8881


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                  If to Seller Parties:

                           Irwin Bernstein
                           780 Bryant Avenue
                           Roslyn Harbor, New York 11576

                           Daniel Bernstein
                           30 Circle Road
                           Scarsdale, New York  10583

                  With a copy to:.

                           Lowenstein Sandler PC
                           65 Livingston Avenue
                           Roseland, New Jersey 07068
                           Attention:  Robert G. Minion
                           Telephone:  (973) 597-2500
                           Fax:  (973) 597-2400

     8.2 Publicity. No party shall make any public announcements in respect of this Agreement or the transactions contemplated herein without the consent of the other, which consent shall not unreasonably withheld or delayed; provided, however, that the Buyer or its affiliates may make one or more press releases ("REQUIRED RELEASE") as required by law or the relevant rules of applicable trading exchanges. Each Required Release shall be provided to the Seller Parties at least 24 hours prior to dissemination for their reasonable review and comment. The Seller Parties acknowledge that they already have given approval of the press release to be disseminated by Buyer upon execution of this Agreement.

     8.3 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any Party without the written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person not a party to this Agreement, or the legal representatives of such person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     8.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles or rules that would require the application of the law of any other jurisdiction.

     8.5 Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the appropriate federal or state court located in the State of New York, County of New York. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such


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party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

     8.6 Counterparts. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     8.7 Complete Agreement. This Agreement, the exhibits and schedules hereto (which are incorporated herein by this reference) and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

     8.8 Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

     8.9 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, such amended provision and the remaining provisions of this Agreement will remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

     8.10 Expenses of Transactions. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement shall be borne by the Buyer, and all fees, costs, and expenses incurred by the Seller Parties in connection with the transactions contemplated by this Agreement shall be borne by the Seller Parties.



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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the date first above written.


                                      MOVIE STAR, INC.



                                      By: /s/ Saul Pomerantz
                                          --------------------------------------
                                          Name:  Saul Pomerantz
                                          Title: Executive Vice President



                                      SIDNEY BERNSTEIN & SON LINGERIE, INC.


                                      By: /s/ Sidney Bernstein
                                          --------------------------------------
                                          Name:  Sidney Bernstein
                                          Title: President



                                      /s/ Daniel Bernstein
                                      ------------------------------------------
                                      DANIEL BERNSTEIN



                                      /s/ Irwin Bernstein
                                      ------------------------------------------
                                      IRWIN BERNSTEIN




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